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                                                                    EXHIBIT 99.1

     STAFFMARK ACQUIRES $18 MILLION INFORMATION TECHNOLOGY STAFFING COMPANY

April 28, 1997 06:07 AM EDT

EXPANDS GEOGRAPHIC REACH TO KANSAS, MINNESOTA AND NEBRASKA

FAYETTEVILLE, Ark, April 28 /PRNewswire/ -- StaffMark, Inc. (Nasdaq: STAF), a leading diversified personnel staffing company, announced today the acquisition of Lindenberg & Associates, a leading Information Technology ("IT") consulting firm headquartered in St. Louis, Missouri. Lindenberg & Associates, with $18 million in 1996 revenues also has offices in Minneapolis/St. Paul, Minnesota; Kansas City, Kansas; and Omaha Nebraska. This is StaffMark's eighth acquisition since going public in October 1996, and its third acquisition of an IT staffing company. The company expects this acquisition to have a positive impact on 1997 EPS, and will be accounted for as an asset purchase. Terms were not announced.

"The Acquisition of Lindenberg & Associates is a significant step toward our objective of growing StaffMark's professional/IT revenues," said Clete T. Brewer, StaffMark's president and chief executive officer. "Because of the technical expertise required, IT staffing and consulting generally has a higher profit margin than commercial staffing. In 1996 professional/IT staffing represented five percent of StaffMark's revenues. The addition of Lindenberg & Associates, combined with other recent IT acquisitions, brings StaffMark's professional/IT revenues to 20% of our total revenues on a run- rate basis."

Lindenberg & Associates was founded in 1988 by Earl Lindenberg and has experienced above-average growth each year. "Earl Lindenberg has built an outstanding company," added Brewer. "He has developed a professional, experienced staff that has allowed the company to grow both financially and geographically. As of March 31, 1997, the company had 260 consultants on active assignment in four cities across the United States."

Lindenberg & Associates specializes in providing a full range of technology services, including technical specialists, project managers, project leaders, systems analysts, program analysts, technical writers, etc. Their expertise covers most computer platforms and a wide variety of software packages and services.

With a database of over 15,000 consultants, Lindenberg & Associates is able to service its clients' many needs in application development as well as technical specialty languages, data bases, software packages, etc. The company's client base includes many Fortune 500 companies in industries ranging for investment banking to insurance.

In November of 1996, StaffMark acquired Technology Source, a leading information technology company also headquartered in St. Louis. "The combination of Lindenberg & Associates and Technology Source makes us the largest IT consulting firm in the St. Louis area," added Brewer. "StaffMark expects to take advantage of the synergies associated with the combination of Lindenberg and Technology Source. We also will be able to cross-develop opportunities with Global dynamics, an IT staffing company in California that we acquired earlier this month, as well as cross-sell IT services to our existing commercial clients."
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The acquisition of Lindenberg & Associates increases StaffMark's geographic reach into three new states: Kansas, Minnesota, and Nebraska. StaffMark, a leading provider of diversified staffing services to businesses, professional and service organizations, health care providers, and governmental agencies, now has operations in 16 states and British Columbia.

This release contains forward-looking statements which involve risk and uncertainties with respect to growth opportunities and their impact on 1997 earnings. The company's actual results could differ materially from the results anticipated in these forward-looking statements as a result of loss of existing customers, loss of key management, unexpected costs, or operational problems and those certain risk factors set forth under "Risk Factors" and elsewhere in the Company's Prospectus dated September 26, 1996, made under the Securities and Exchange Act of 1934.

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